Exhibit 10.2

Description of long-term performance incentives under the National Fuel Gas Company Performance Incentive Program

On May 10, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of National Fuel Gas Company (the “Company”) approved long-term performance incentives under the National Fuel Gas Company Performance Incentive Program (the “Program”). The Committee established levels of performance at which 50%, 100%, 150% and 200% of the Target Incentive will be payable, as set forth below. For performance levels between established levels, a portion of the Target Incentive will be payable as determined by mathematical interpolation.

The Committee designated a Performance Period of October 1, 2005 to September 30, 2008. The Performance Condition is the Company’s total return on capital as compared to that of a group of peer companies. Payment will be made in accordance with the Program if the Company achieves performance as detailed below:

National Fuel Rank as a Percentile of Peer Group	Percentage of Target Incentive Paid

Less than 45.01%	0%
45.01%	50.00%
60.00%	100.00%
75.00%	150.00%
100.00%	200.00%

For the October 1, 2005 to September 30, 2008 Performance Period, the Committee approved the following Target Incentives for the following executive officers of the Company: P. C. Ackerman, $650,000; D. F. Smith, $375,000; R. J. Tanski, $250,000; A. M. Cellino, $85,000; J. R. Pustulka, $85,000; J. D. Ramsdell, $85,000; P. M. Ciprich, $85,000; K. M. Camiolo, $30,000; and D. L. DeCarolis, $30,000.